State of Delaware
Secretary of State
Division of Corporations
Delivered 01:34 PM 01/15/2004
FILED 01:31 PM 01/15/2004
SJRV 040031468 - 3753195 FILE

ARTICLES OF INCORPORATION

OF

OXYSURE SYSTEMS, INC.

A DELAWARE CORPORATION

I, the undersigned, being the original incorporator herein named, for the purpose of forming a corporation under the General Corporation Law of the State of Delaware, to do business both within and without the State of Delaware, do make and file these Articles of Incorporation hereby declaring and certifying that the facts herein stated are true:

ARTICLE I
NAME

The name of the corporation is: OXYSURE SYSTEMS, INC.

ARTICLE II
PRINCIPAL OFFICE

Section 2.01 Resident Agent. The name and address of its resident agent for service process is Delaware Intercorp, Inc, located at 113 Barksdale Professional Center in the city Newark, County of New Castle. The zip code is 19711.

Section 2.02 Other Offices. The corporation may also maintain offices for the transaction of any business at such other places within or without the State of Delaware as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and shareholders held outside of the State of Delaware with the same effect as if in the State of Delaware,

ARTICLE III
PURPOSE

The corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Delaware.

ARTICLE IV
SHARES OF STOCK

Section 4.01 Number and Class. The amount of the total authorized capital stock of this corporation is One Hundred Twenty Five Million (125,000,000) shares of which One Hundred Million (100,000,000) shall be designated Common Stock with a par value of (0.0001) and Twenty Five Million (25,000,000)

shall be designated as Preferred Stock with a par value of (0.0001). The stock may be issued from time to time without action by the stockholders. The Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Board of Directors may issue such shares of stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

Section 4.02 No Preemptive Rights. Holders of the Common Stock of the corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the corporation authorized, issued or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right or subscription thereto, other than the extent if any, the Board of Directors in its discretion, may determine from time to time.

Section 4.03 Assessment of Shares. The Common Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

ARTICLE V
DIRECTORS

Section 5.01 Governing Board. The members of the board of the corporation shall be styled directors.

Section 5.02 Initial Board of Directors. The Board of Directors shall consist of at least one (1) but no more than nine (9) members. The name(s) and address(es) of the initial members of the Board of Directors are as follows:

Name                                      Address
Julian Theodore Ross         5100 Eldorado Parkway, Suite 102-801
             McKinney, TX 75070

These individuals shall serve as Directors until the first annual meeting of shareholders or until the successors shall have been elected and qualified.

Section 5.03 Change in the Number of Directors. The number of directors may be increased or decreased by duly adopted amendment lo the Bylaws of the corporation.

ARTICLE VI
INCORPORATORS

The name and address of the sole incorporator is Julian T. Ross, 5100 Eldorado Parkway, Suite 102-801, McKinney, TX 75070.

ARTICLE VII
PERIOD OF DURATION

The corporation is to have A PERPETUAL existence.

ARTICLE VIII
DIRECTORS' AND OFFICERS' LIABILITY

A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but the article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of an officer or director of the corporation for acts and omissions prior to such repeal or modification.

ARTICLE IX
INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer, or is or was serving as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the Jaws of the State of Delaware from time to time against all expenses, liability and loss (including attorneys1 fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Delaware, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, or was or is a representative in a partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of their heirs, executors and administrators of such person.

ARTICLE X
AMENDMENTS

Subject at all times to the express provisions of Section 4.03 which cannot be amended, this corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its Bylaws, in the manner now or hereafter prescribed by statute or by these Articles of Incorporation or said Bylaws, and all rights conferred upon the shareholders granted subject to this reservation.

ARTICLE XI
POWERS OF DIRECTORS

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(i)	Subject to the Bylaws, if any, adopted by the shareholders, to make, alter or repeal the Bylaws of the corporation;
(ii)	To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the corporation;
(iii)	To authorize the guaranty by the corporation of securities, evidences of indebtedness and obligations of other persons, corporations or business entities;

(iv)	To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve;
(v)
By resolution adopted by a majority of the Board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation, which, to the extent provided in the resolution or in the Bylaws of the Directors in the management of the business and affairs of the corporation, any may authorize the seal of the corporation to be affixed to all papers which mayrequire it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

All corporate powers of the corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law.

IN WITNESS WHEREOF, I have hereunto set my hand this 14,h day of January 2004 hereby declaring and certifying that the facts stated herein are true.

Julian T. Ross Sole Incorporator